Exhibit 4.3

STAGWELL INC.

SECOND AMENDED AND RESTATED 2016 STOCK INCENTIVE PLAN

1.            Purpose of the Plan.

This Stagwell Inc. Second Amended and Restated 2016 Stock Incentive Plan is intended to promote the interests of the Company and its shareholders by providing the employees and consultants of the Company and eligible non-employee directors of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees, consultants and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

This Plan constitutes an amendment and restatement of the MDC Partners Inc. Amended and Restated 2016 Stock Incentive Plan (the “Prior 2016 Plan”), which was approved by the Company’s shareholders on June 1, 2016. The Prior 2016 Plan was subsequently amended on June 6, 2018, following approval by the Board of Directors and the Company’s shareholders. The Prior 2016 Plan was amended and restated on June 25, 2020, following approval by the Board of Directors and the Company’s shareholders. The Prior 2016 Plan was amended on December 14, 2021, subject to shareholder approval.

2.            Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

(a)           “Affiliate” means (i) any Subsidiary; and (ii) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (A) the Company or (B) any Subsidiary.

(b)           “Allowed Transferee” means, with respect to any Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 under the Exchange Act.

(c)           “Board of Directors” means the Board of Directors of the Company.

(d)           “Change in Control” means the occurrence of any of the following:

(i)            With respect to Incentive Awards granted prior to August 2, 2021, a Change in Control occurred on August 2, 2021.

(ii)           With respect to Incentive Awards granted on or after August 2, 2021:

(A)          any “person” or “group” of related persons other than Stagwell Media and any of its Permitted Transferees is or becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of the Company; provided, that the formation of a holding company to hold Capital Stock of the Company which does not change the beneficial ownership of such Capital Stock (except as a result of the exercise of dissenters’ rights) will not constitute a Change in Control under this paragraph (A) (provided that, from and after the formation of such holding company, all references to the Company in this definition shall instead refer to such holding company);

(B)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office;

(C)           the liquidation or dissolution of the Company; or

(D)          the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction, beneficially owned the outstanding Voting Stock of the Company are, by virtue of such prior ownership, the beneficial owners in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee Person (or if such surviving or transferee Person is a direct or indirect wholly-owned subsidiary of another Person, such Person who is the ultimate parent entity) (provided that, in the event the exception in this paragraph (D) applies, then, from and after the consummation of such transaction, all references to the Company in this definition shall instead refer to such surviving or transferee Person or ultimate parent entity); provided, however, that a Change in Control shall not be deemed to occur by reason of (I) an acquisition of Voting Stock directly by an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company, or (II) following such a transaction the individuals who immediately prior to the consummation of the such transaction constituted a majority of the Board of Directors constitute a majority of the board of directors (or similar governing body) of the surviving or transferee Person.

For purposes of this definition:

(I)            “Business Combination” means, collectively, the transactions consummated pursuant to the Transaction Agreement, dated as of December 21, 2020, by any among Stagwell Media, MDC Partners Inc., a Canadian corporation which domesticated as a Delaware corporation and converted into Stagwell Global LLC pursuant to a certificate of conversion filed in the office of the Secretary of State of the State of Delaware, the Company and Midas Merger Sub 1 LLC, a Delaware limited liability company, as amended.

(II)          “Capital Stock” means: (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of capital stock, including each class of common stock and preferred stock of such Person and stock appreciation rights; (b) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and (c) any warrants, rights or options to purchase any of the instruments or interests referred to in paragraphs (a) or (b) of this definition.

(III)         “Permitted Transferee” means, with respect to Stagwell Media, (a) any successor entity owned and controlled solely by the same Persons that own and control Stagwell Media prior to such transfer; and (b) an Affiliate, general partner or limited partner or a holder, as of immediately prior to the closing of the Business Combination, of an equity interest, equity award or equity-related award in an entity contributed by Stagwell Media to Stagwell Global in connection with the Business Combination.

(IV)         “Stagwell Global” means Stagwell Global LLC, a Delaware limited liability company.

(V)          “Stagwell Media” means Stagwell Media LP, a Delaware limited partnership.

(VI)         “Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors (or equivalent governing body) of such Person.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) becomes the Beneficial Owner of more than the permitted amount of the outstanding Voting Stock as a result of the acquisition of Voting Stock by the Company which, by reducing the number of Voting Stock outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Stock by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Stock which increases the percentage of the then outstanding Voting Stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(e)           “Class A Shares” means the Company’s Class A Common Stock, par value $0.001 per share, or any other security into which such shares shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(f)            “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)           “Committee” means the Human Resources & Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(h)           “Company” means Stagwell Inc., a Delaware corporation, and each of its Subsidiaries, collectively.

(i)            “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(j)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)           “Fair Market Value” means, with respect to a Class A Share, as of the applicable date of determination (i) the closing sales price on the immediately preceding business day of Class A Shares as reported on the principal securities exchange on which such shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of Class A Shares shall not be so reported, the Fair Market Value of Class A Shares shall be determined by the Committee in its absolute discretion.

(l)            “Incentive Award” means an Option, SAR or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.

(m)          “Option” means a non-qualified stock option to purchase Class A Shares granted to a Participant pursuant to Section 6.

(n)           “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 8, including without limitation a restricted stock award.

(o)           “Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is an “employee” within the meaning of Form S-8 under the Exchange Act, as in effect from time to time, who is selected by the Committee or the Board of Directors to receive an Incentive Award.

(p)           “Performance Measures” means such measures as are described in Section 9 on which performance goals are based.

(q)           “Permitted Acceleration Event” means (i) with respect to any Incentive Award that is subject to performance-based vesting, the full or partial vesting of such Incentive Award based on satisfaction of the applicable performance-based conditions, (ii) the occurrence of a Change in Control or an event described in Section 10(b), (c) or (d) or (iii) any termination of the employment of a Participant, other than a termination for cause (as defined by the Committee) or voluntary termination prior to retirement (as defined by the Committee).

(r)            “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act.

(s)           “Plan” means this Stagwell Inc. Second Amended and Restated 2016 Stock Incentive Plan, as it may be amended from time to time.

(t)            “SAR” means a stock appreciation right granted to a Participant pursuant to Section 7.

(u)           “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date the Plan is adopted by the Board of Directors.

(v)           “Securities Act” means the Securities Act of 1933, as amended.

(w)          “Subsidiary” means any “subsidiary corporation” within the meaning of Section 424(f) of the Code or any other entity that the Committee determines from time to time should be treated as a subsidiary corporation for purposes of this Plan.

3.            Stock Subject to the Plan; Additional Limitations.

(a)           In General.

Subject to adjustment as provided in Section 10 and the following provisions of this Section 3, the maximum number of Class A Shares that may be covered by Incentive Awards granted under the Plan shall not exceed 20,250,000 Class A Shares. Such share reserve includes (i) the 5,250,000 Class A Shares reserved for issuance under the Prior 2016 Plan prior to December 14, 2021, plus (ii) the 1,312,000 Class A Shares reserved for issuance under the Prior 2016 Plan on December 14, 2021, subject to shareholder approval at the Company’s 2022 Annual Meeting of Shareholders, plus (iii) an increase of 13,688,000 Class A Shares approved by the Board of Directors on March 7, 2022, subject to shareholder approval at the Company’s 2022 Annual Meeting of Shareholders. Class A Shares issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the discretion of the Committee.

For purposes of the preceding paragraph, Class A Shares covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence if Class A Shares are withheld to satisfy any tax withholding requirement in connection with an Other Stock-Based Award only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of Class A Shares that are available for delivery under the Plan.

(b)           Prohibition on Substitutions and Repricings for Outstanding Incentive Awards Under the Plan.

In no event shall any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants under the Plan, nor shall any Option or SAR (i) be amended to decrease the exercise price thereof, (ii) be canceled at a time when its exercise price exceeds the Fair Market Value of the underlying Class A Shares in exchange for another Incentive Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s shareholders. For the avoidance of doubt, an adjustment to the exercise price of an Option or SAR that is made in accordance with Section 10 shall not be considered a reduction in exercise price or “repricing” of such Option or SAR.

(c)           Annual Limitation on Grants.

Each independent Director shall not receive equity awards (including any Incentive Awards issued under the Plan) with an aggregate value in excess of $250,000 in any given fiscal year (based on grant date fair value determined in accordance with U.S. generally accepted accounting principles). Any Incentive Awards (or any other equity awards) granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as a Director), will not be subject to the annual limits set forth in this paragraph (c).

Any such compensation that is deferred will be counted toward the annual limits set forth in this paragraph (c) for the year in which it was first earned, and not when paid or settled (if later).

(d)           Minimum Vesting Period of One (1) Year for All Incentive Awards.

In no event shall any new Incentive Award granted under this Plan vest or otherwise become payable earlier than one (1) year following the date on which it is granted, other than upon the occurrence of a Permitted Acceleration Event; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this paragraph (d) shall not apply to: (i) any Substitute Awards, (ii) any Incentive Awards delivered in lieu of fully-vested cash awards or payments, (iii) any Incentive Awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders, or (iv) any other Incentive Awards granted by the Committee from time to time that result in the issuance of an aggregate of up to five percent (5) % of the Class A Shares available for issuance under paragraph (a) as of the effective date of the Plan; provided that, nothing in this paragraph (d) limits the ability of an Incentive Award to provide that such minimum vesting restrictions may lapse or be waived upon a Participant’s termination of service or death or disability.

(e)           Substitute Awards.

Incentive Awards may be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or a company acquired by the Company or with which the Company combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on substituting and repricing of Incentive Awards set forth in Section 3(b). The number of Class A Shares underlying any Substitute Awards shall not be counted against the share reserve set forth in Section 3(a).

(f)            Effect of Change in Control.

Any new Incentive Award granted under this Plan that is subject to time-based vesting terms and conditions shall not become fully and immediately vested and exercisable solely as a result of the occurrence of a Change in Control, absent a termination of employment without cause or a resignation for good reason following any such Change in Control. Any new Incentive Award granted under this Plan that is subject to performance-based vesting terms and conditions shall not become fully and immediately vested and exercisable solely as a result of the occurrence of a Change in Control, absent a termination of employment without cause or a resignation for good reason following any such Change in Control and shall be adjusted on a pro-rata basis as determined by the Committee.

4.            Administration of the Plan.

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualify as non-employee directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act). The Committee shall, consistent with the terms of the Plan, from time to time designate those who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a committee consisting of one or more Directors to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitation as the Committee may specify. In addition, the Board of Directors may, consistent with the terms of the Plan, from time to time grant Incentive Awards to Directors.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of service and (ii) the services of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is an Affiliate of the Company and such Person ceases to be an Affiliate of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s service during which any such Incentive Award may remain outstanding, (ii) waive any conditions to the exercisability or transferability, as the case may be, of any such Incentive Award or (iii) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award that is not an Option or SAR, when and to the extent such Incentive Award has vested (including satisfying any applicable performance-based vesting requirements).

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.            Eligibility.

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is an “employee” within the meaning of Form S-8 under the Exchange Act, as in effect from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement entered into by the Company and the recipient of such Incentive Award.

6.            Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)           Exercise Price.

The exercise price per Class A Share covered by any Option shall be not less than 100% of the Fair Market Value of a Class A Share on the date on which such Option is granted.

(b)           Term and Exercise of Options.

(i)            Each Option shall become vested and exercisable on such date or dates, during such period and for such number of Class A Shares as shall be determined by the Committee on or after the date such Option is granted; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; provided, further, that other than as set forth in Section 3(e), no Option shall become exercisable earlier than one year after the date on which it is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.

(ii)           Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(iii)          An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(c)           Effect of Termination of Service or other Relationship.

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Option.

7.            Stock Appreciation Rights.

The Committee may from time to time grant SARs, subject to the following terms and conditions:

(a)           Stand-Alone and Tandem; Cash and Stock-Settled.

SARs may be granted on a stand-alone basis or in tandem with an Option. Tandem SARs may be granted contemporaneously with or after the grant of the Options to which they relate. SARs may be settled in Class A Shares or in cash.

(b)           Exercise Price.

The exercise price per Class A Share covered by any SAR shall be not less than 100% of the Fair Market Value of a Class A Share on the date on which such SAR is granted; provided, however that the exercise price of an SAR that is tandem to an Option and that is granted after the grant of such Option may have an exercise price less than 100% of the Fair Market Value of a Class A Share on the date on which such SAR is granted provided that such exercise price is at least equal to the exercise price of the related Option.

(c)           Benefit Upon Exercise.

The exercise of an SAR with respect to any number of Class A Shares shall entitle the Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a Class A Share on the effective date of such exercise over (B) the per share exercise price of the SAR, (ii) the issuance or transfer to the Participant of the greatest number of whole Class A Shares which on the date of the exercise of the SAR have an aggregate Fair Market Value equal to such excess or (iii) a combination of cash and Class A Shares in amounts equal to such excess, as determined by the Committee. Such payment, transfer or issuance shall occur as soon as practical, but in no event later than five business days, after the effective date of exercise.

(d)           Term and Exercise of SARs.

(i)            Each SAR shall become vested and exercisable on such date or dates, during such period and for such number of Class A Shares as shall be determined by the Committee on or after the date such SAR is granted; provided, however that no SAR shall be exercisable after the expiration of ten years from the date such SAR is granted; provided, further, that other than as set forth in Section 3(e), no SAR shall become exercisable earlier than one year after the date on which it is granted; and, provided, further, that each SAR shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such SAR.

(ii)           Each SAR may, to the extent vested and exercisable, be exercised in whole or in part; provided, however that no partial exercise of an SAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of an SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(iii)          An SAR shall be exercised by such methods and procedures as the Committee determines from time to time.

(iv)          The exercise with respect to a number of Class A Shares of an SAR granted in tandem with an Option shall cause the immediate cancellation of the Option with respect to the same number of shares. The exercise with respect to a number of Class A Shares of an Option to which a tandem SAR relates shall cause the immediate cancellation of the SAR with respect to an equal number of shares.

(e)           Effect of Termination of Service or other Relationship.

The agreement evidencing the award of each SAR shall specify the consequences with respect to such SAR of the termination of the employment, service as a director or other relationship between the Company and Participant holding the SAR.

8.            Restricted Stock Awards and Other Stock-Based Awards.

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (a) involve the transfer of actual Class A Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Class A Shares, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units and (d) be designed to comply with applicable laws of jurisdictions other than the United States.

9.            Performance Measures.

The payment or vesting of any Incentive Award to a Participant may relate to performance goals, including but not limited to one or more of the following Performance Measures: revenue growth, achievement of EBITDA targets, operating income, operating cash flow, net income, earnings per share, cash earnings per share, return on sales, return on assets, return on equity, return on invested capital and total shareholder return.

The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or an Affiliate as a whole or any business unit of the Company or any Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

10.          Adjustment Upon Changes in Class A Shares.

(a)           Shares Available for Grants.

In the event of any change in the number of Class A Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of Class A Shares with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of Class A Shares with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of Class A Shares outstanding by reason of any other similar event or transaction, the Committee may, but need not, make such adjustments in the number and class of Class A Shares with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

(b)           Increase or Decrease in Issued Shares Without Consideration.

Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Class A Shares resulting from a subdivision or consolidation of Class A Shares or the payment of a stock dividend (but only on the Class A Shares), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall proportionally adjust the number of Class A Shares subject to each outstanding Incentive Award and the exercise price per Class A Share of each such Incentive Award.

(c)            Certain Mergers.

Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Class A Shares receive securities of another corporation), each Incentive Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of Class A Shares subject to such Incentive Award would have received in such merger or consolidation.

(d)           Certain Other Transactions.

In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Class A Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(i)            cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each Class A Share subject to such Incentive Award equal to the value, as determined by the Committee in its reasonable discretion, of such Incentive Award, provided that with respect to any outstanding Option or SAR such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of Class A Shares as a result of such event over (B) the exercise price of such Option or SAR, provided¸ that each outstanding Option or SAR with an exercise price that is equal to or greater than the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of Class A Shares as a result of such event may be cancelled for no consideration; or

(ii)           provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of Class A Shares subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the incentive award, or the number of shares subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(e)            Other Changes.

In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)            No Other Rights.

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Class A Shares subject to any Incentive Award.

11.           Rights as a Shareholder.

No person shall have any rights as a shareholder with respect to any Class A Shares covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

In no circumstances shall a cash dividend be paid in respect of unvested Incentive Awards. Cash dividends, if any, may be deferred at the discretion of the Committee until the vesting date for any Incentive Award and distributed only to the extent Class A Shares underlying such Incentive Award ultimately vest. Upon the forfeiture of any Incentive Award that does not vest, deferred dividends (if any) shall be forfeited back to the Company.

12.           No Special Employment Rights; No Right to Incentive Award.

(a)            Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his/her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b)           No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.          Securities Matters.

(a)            The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any Class A Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Class A Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Class A Shares are traded and that the Participant has delivered all notices and documents required to be delivered to the Company in connection therewith. The Committee may require, as a condition to the issuance and delivery of certificates evidencing Class A Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b)           The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Class A Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Class A Shares are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of Class A Shares pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of Class A Shares pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.           Withholding Taxes.

(a)            Cash Remittance.

Whenever Class A Shares are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b)           Stock Remittance.

At the election of the Participant, subject to the approval of the Committee, when Class A Shares are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to the Company a number of Class A Shares that have been owned by the Participant for such period as the Committee may determine having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)           Stock Withholding.

At the election of the Participant, subject to the approval of the Committee, when Class A Shares are to be issued upon the exercise, grant or vesting of an Incentive Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any; provided that, in the event Class A Shares are withheld in connection with the vesting of an Award of restricted stock, such withheld Class A Shares shall be immediately cancelled by the Company and shall not constitute treasury Shares.

(d)           Broker-Assisted Sales.

At the election of the Participant, subject to the approval of the Committee, when Class A Shares are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may place a market sell order with a broker acceptable to the Company with respect to a number of such Class A Shares having a Fair Market Value at the exercise date sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting. Provided that the Participant delivers a written or electronic notice of such order to the Company and the payment of such proceeds is made to the Company upon settlement of such sale, such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15.           Amendment or Termination of the Plan.

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall except as provided in Section 10 hereof, (i) increase the number of Class A Shares that may be issued under the Plan, (ii) expand the class of employees or other individuals eligible to participate in the Plan, (iii) increase the annual limitation on grants to Directors (except for increases pursuant to Section 10), (iv) extend the expiration date of the Plan, or (v) result in any amendment, cancellation or action described in Section 3(b) being permitted without the approval of the Company’s shareholders. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing herein shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.           No Obligation to Exercise.

The grant to a Participant of an Option or SAR shall impose no obligation upon such Participant to exercise such Option or SAR.

17.           Transferability of Incentive Awards.

(a)            Except as otherwise provided in paragraphs (b) and (c):

(i)            No Incentive Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Committee, pursuant to a domestic relations order, unless and until such Incentive Award has been exercised or the Class A Shares underlying such Incentive Award have been issued, and all restrictions applicable to such Class A Shares have lapsed;

(ii)           No Incentive Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Incentive Award has been exercised, or the Class A Shares underlying such Incentive Award have been issued, and all restrictions applicable to such Class A Shares have lapsed, and any attempted disposition of an Incentive Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by paragraph (a)(i); and

(iii)          During the lifetime of the Participant, only the Participant may exercise any exercisable portion of an Incentive Award granted to such Participant under the Plan, unless it has been disposed of pursuant to a domestic relations order. After the death of the Participant, any exercisable portion of an Incentive Award may, prior to the time when such portion becomes unexercisable under the Plan or the or award agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b)           Notwithstanding paragraph (a) (i), the Committee, in its sole discretion, may determine to permit a Participant or an Allowed Transferee of the Participant to transfer an Incentive Award to any one or more Allowed Transferees of such Participant, subject to the following terms and conditions: (i) an Incentive Award transferred to an Allowed Transferee shall not be assignable or transferable by the Allowed Transferee other than (A) to another Allowed Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order; (ii) an Incentive Award transferred to an Allowed Transferee shall continue to be subject to all the terms and conditions of the Incentive Award as applicable to the original Participant (other than the ability to further transfer the Incentive Award to any person other than another Allowed Transferee); (iii) the Participant (or transferring Allowed Transferee) and the receiving Allowed Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the Allowed Transferee as a “family member” of the Participant, (B) satisfy any requirements for an exemption for the transfer under applicable law and (C) evidence the transfer; and (iv) any transfer of an Incentive Award to an Allowed Transferee shall be without consideration, except as required by applicable law.

(c)           Notwithstanding paragraph (a), a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Incentive Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan or any award agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married or a domestic partner in a domestic partnership qualified under applicable law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s beneficiary with respect to more than 50% of the Participant’s interest in the Incentive Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

18.          Section 409A.

To the extent that the Committee determines that any Incentive Award granted under the Plan is subject to Section 409A, the Plan and the award agreement evidencing such Incentive Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Incentive Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Affiliates is subject to Section 409A, and such Incentive Award or other amount is payable on account of a Participant’s termination of service, then (a) such Incentive Award or amount shall only be paid to the extent such termination of service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Incentive Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Incentive Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan and any award agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the date the Plan is adopted by the Board of Directors the Committee determines that any Incentive Award may be subject to Section 409A, the Committee may (but is not obligated to), without a Participant’s consent, adopt such amendments to the Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Incentive Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Incentive Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Incentive Award under Section 409A or otherwise. The Company shall have no obligation under this Section 18 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Incentive Award and shall have no liability to any Participant or any other person if any Incentive Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

19.           Expenses and Receipts.

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

20.          Governing Law.

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

21.           Effective Date and Term of Plan.

The Prior 2016 Plan was amended on December 14, 2021 and was further amended and restated on March 7, 2022 in the form herein following approval by the Board of Directors, in each case subject to approval by the Company’s shareholders. No grants may be made under the Plan after March 7, 2032.

The Plan, as amended and restated on March 7, 2022, shall be submitted for the approval of the Company’s shareholders no later than March 7, 2023. Incentive Awards may be granted or awarded following March 7, 2022 and prior to such shareholder approval; provided that such Incentive Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Class A Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s shareholders; and provided, further, that if such approval has not been obtained by March 7, 2023 all Incentive Awards previously granted or awarded under the Plan following March 7, 2022 or otherwise if the terms of such Incentive Awards provide that the grant or exercise of the award is subject to shareholder approval shall thereupon be canceled and become null and void.

If the Plan, as hereby amended and restated, is not approved by the Company's shareholders, (i) no further Awards shall be granted hereunder, and (ii) the Plan as in effect on June 25, 2020 will continue in full force and effect in accordance with its terms.